UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 9, 2014

TIME INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36218	13-3486363
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1271 Avenue of the Americas

New York, New York 10020

(Address of Principal Executive Offices) (Zip Code)

212-522-1212

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 9, 2014, in accordance with the Employee Matters Agreement, dated as of June 4, 2014, between Time Inc. (the “Company”) and Time Warner Inc. (“Time Warner”), the Compensation Committee of the Board of Directors of the Company approved the issuance of restricted stock units (“RSUs”) under the Time Inc. 2014 Omnibus Incentive Compensation Plan (the “Plan”) to employees whose equity awards issued by Time Warner were forfeited in connection with the spin-off of the Company from Time Warner. Such RSUs have vesting terms that are substantially identical to the awards they replace, and are subject to the terms and conditions of the Plan as well as an award agreement to be entered into by each such employee and the Company substantially in the form of Exhibit 10.1 hereto, which form was also approved by the Compensation Committee on June 9, 2014, and is incorporated herein by reference.

Mr. Todd Larsen and Ms. Evelyn Webster, two of the Company’s executive officers named in the Summary Compensation Table included in its Registration Statement on Form 10 filed with the Securities and Exchange Commission on May 8, 2014, received 10,917 RSUs and 45,722 RSUs, respectively. Mr. Larsen’s RSUs are scheduled to vest and be payable in 3,400 and 7,517 common shares of the Company on October 1, 2015 and October 1, 2016, respectively. Ms. Webster’s RSUs are scheduled to vest and be payable in 31,108 and 14,614 common shares of the Company on February 1, 2015 and February 1, 2016, respectively. The RSUs include dividend equivalent rights which generally entitle Mr. Larsen and Ms. Webster to receive dividends on their RSUs at the same time and in the same amount as dividends, if any, are paid on the common shares of the Company.

Item 9.01.	Financial Statements and Exhibits

Exhibit	Description

10.1	Form of Restricted Stock Unit Agreement for RSUs granted on and after June 9, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIME INC.

By:	/s/ Jeffrey J. Bairstow
	Name:	Jeffrey J. Bairstow
	Title:	Executive Vice President and Chief Financial Officer

Date: June 13, 2014

EXHIBIT INDEX

Exhibit	Description

10.1	Form of Restricted Stock Unit Agreement for RSUs granted on and after June 9, 2014.